PCS EDVENTURES ANNOUNCES KINDERGARTEN CURRICULUM

           Boise, Idaho - April 26, 2005 - PCS Edventures (OTCBB: PCSV-News) today announced the launch of its new BrickLab Kindergarten curriculum, another module in its comprehensive technological literacy solution that takes students throughout the world from technology basics to advanced engineering and robotics competence.

           BrickLab for Kindergarten is an extensive set of lessons designed to encourage young minds to explore science and technology. Developed around benchmarks outlined in the ITEA Standards for Technological Literacy, BrickLab Kindergarten students work as individuals, small groups, and as a whole class on projects that reflect the context of their everyday experiences.

           "BrickLab for Kindergarten provides the basis of the science and technological skills required for successful learning experiences in later grades," said Richard Mussler-Wright, Director of Curriculum Development at PCS Edventures. "Kindergarten students are very receptive to new influences and their capacity to learn and absorb new information at this stage is remarkable. All BrickLab projects are designed around specific project based learning research and will positively impact student test scores, motivation, self esteem, and their love of learning."

           "We are pleased to announce this new product, as we see it as a solid lead-in domestically and for certain international initiatives currently underway", said Tony Maher, PCS chairman, president & CEO

About PCS Edventures!

           PCS Edventures! is the recognized leader in design, development and delivery of project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,500 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 12 countries Internationally. The Labs are supported by Edventures! OnLine, which is an Internet-based and accessed program available in multiple languages, through its curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home. Additional information is at www.edventures.com.
                                          _ _ _
Contact Information:

Financial Contact: Christina M. Vaughn 1.800.429.3110 X 101, cvaughn@pcsedu.com

Investor Contact: Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com

Web Site: www.edventures.com